Exhibit 10.1

CREDIT AND SECURITY AGREEMENT

This CREDIT AND SECURITY AGREEMENT, dated as of November 14, 2019 (as amended, modified or supplemented from time to time, this “Agreement”), is entered into by and between AMYRIS, INC., a Delaware corporation (the “Company”), AMYRIS CLEAN BEAUTY, INC., a Delaware corporation, AMYRIS FUELS, LLC, a Delaware limited liability company, AB TECHNOLOGIES LLC, a Delaware limited liability company, and any other Subsidiary of the Company that has delivered a Joinder Agreement (as defined herein) (each a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”) and the entities party hereto as lenders (each, a “Lender,” and, collectively, the “Lenders”).

RECITALS

Subject to the terms and conditions hereof, each Lender has agreed to purchase from the Company, and the Company has agreed to sell to each Lender, one or more secured promissory notes (each, a “Note”, and collectively, the “Notes”) in the form attached hereto as Exhibit A in the respective principal amount equal to the amount set forth opposite such Lender’s name under the header "Initial Principal Balance of Note" on Annex I hereto

AGREEMENT

NOW THEREFORE, in consideration of the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  Purchase and Sale of the Note.  The sale and purchase of the Notes (the “Closing”) shall take place at such place and time as the Company and the Lenders may determine, but in no event later than November 14, 2019. At the Closing, the Company will deliver to each Lender a Note, against receipt by the Company of the amount equal to: (a) the amount set forth in Annex I under the header "Purchase Price for Note" in immediately available funds; less (b) the amount of payments by the Lenders to Lenders' counsel for legal fees of such counsel associated herewith. Each Note shall be issued with an original issue discount (“OID”) of five percent (5.0%) such that the sum of the amount paid to the Company and the amount in item "(b)" paid to Lenders' counsel will be 95 cents of each $1 of principal evidenced by each Note. For the avoidance of doubt, the aggregate principal amount of the Notes shall be $7,850,000.00, and the aggregate purchase price therefor shall be $7,457,500.00. The OID shall immediately constitute principal under each Note for all purposes upon the issuance of such Note (and shall continue to constitute principal for all purposes thereafter). Each Note will be registered in the Lender’s name in the Company’s records.

2.  Representations and Warranties of the Company.  Each Loan Party represents and warrants to each Lender as of the date hereof and as of the Closing that:

(a)	Due Incorporation, Qualification, etc. Such Loan Party (i) is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of Delaware; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a Material Adverse Effect.

(b)	Authority. The execution, delivery and performance by such Loan Party of this Agreement and by the Borrower of the Notes and the consummation by such Loan Party of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or limited liability company actions, as applicable on the part of Borrower and such Loan Party.

(c)	Enforceability. This Agreement and the Notes have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except in each case as may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d)	Non-Contravention. The execution and delivery by such Loan Party of this Agreement and the Notes and the performance and consummation by such Loan Party of the transactions contemplated hereby and thereby, including, without limitation, the granting of Liens pursuant to Section 7 hereof, do not and will not (i) violate the certificate of incorporation or formation or limited liability company agreement or bylaws, as applicable, of such Loan Party or any judgment, order, writ, decree, statute, rule or regulation applicable to such Loan Party; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any mortgage, indenture, agreement, instrument or contract to which such Loan Party is a party or by which it is bound except to the extent such violation, breach or acceleration could not reasonably be expected to result in a Material Adverse Effect; or (iii) result in the creation or imposition of any Lien except Liens in favor of the Lenders and the September Notes Lenders upon any property, asset or revenue of the Loan Parties or the suspension, revocation, impairment, forfeiture, or nonrenewal of any permit, license, authorization or approval applicable to the Company, its business or operations, or any of its assets or properties except to the extent such suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to have a Material Adverse Effect. The Loan Parties are not in breach of any mortgage, indenture, agreement, instrument or contract to which any Loan Party is a party or by which it is bound except to the extent such breach could not reasonably be expected to result in a Material Adverse Effect.

(e)	Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other Person is required in connection with the execution and delivery by the Loan Parties of this Agreement and the Notes and the performance and consummation by the Loan Parties of the transactions contemplated hereby and thereby, except for those already obtained or those that will be obtained prior to the Closing.

(f)	Tax Returns and Payments. Such Loan Party has timely filed all required tax returns and reports, and such Loan Party has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Loan Party except to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

(g)	Litigation. There are no actions or proceedings pending or threatened in writing by or against any Loan Party except for such actions or proceedings that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(h)	Full Disclosure. No written representation, warranty or other statement of any Loan Party in any certificate or written statement given to any Lender by such Loan Party in connection with this Agreement or the Notes, as of the date such representation, warranty, or other statement was made, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or written statements not misleading in light of the circumstances under which they were made.

(i)	Additional Financing. Except for this Agreement, the transactions contemplated hereby and the Significant Financing, the Loan Parties do not intend to pursue any additional debt or equity financing until after the closing of the Significant Financing and the payment in full of the obligations under the Notes.

(j)	Capitalization. The Company has no direct or indirect Subsidiaries or Affiliates except as set forth on Schedule 2(j)(i). The Company is the record and beneficial owner of all of the issued and outstanding shares of capital stock of each of the Subsidiaries listed on Schedule 2(j)(ii), and no capital stock of the Company or any of the Subsidiaries is or may become required to be issued by reasons of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature, and there are no contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of its capital stock or securities convertible into or exchangeable for such capital stock, in each case, except as set forth on Schedule 2(j)(ii).

(k)	Existing Liens; Existing Debt. All Indebtedness for borrowed money of the Loan Parties and all Liens granted by the Loan Parties securing such Indebtedness and other obligations are set forth on Schedule 2(k).

(l)	Lender’s Liens. The provisions of this Agreement and the other Loan Documents shall, create legal and valid Liens on all of the Collateral in favor of the Lenders and the September Notes Lenders, and upon the making of such filings and taking of such other actions required to be taken hereby or by the applicable Loan Documents (including the filing of appropriate UCC financing statements with the office of the Secretary of State of the state of organization or formation of the Company and each Subsidiary Guarantor, the filing of appropriate notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, the proper recordation of mortgages and fixture filings with respect to any mortgaged property, the delivery to the Lenders and/or the September Notes Lenders of any stock or equivalent certificates or promissory notes required to be delivered pursuant to the applicable Loan Documents, and the filing and recordation of such other statements and documents as required by the applicable laws of each country acceptable to the Lenders and the September Notes Lenders, in their sole discretion, in which Collateral is located or the Company or any Subsidiary Guarantor is organized or formed), such Liens constitute perfected Liens on the Collateral of the type required by the Loan Documents securing the Collective Obligations to the extent such Liens may be perfected by such filings and the taking of such other actions.

(m)	Lavvan, Inc. Research, Collaboration and License Security Agreement. The Company’s obligations under the Research, Collaboration and License Security Agreement between the Company and Lavvan, Inc. (“Lavvan”), dated as of March 18, 2019 (the “Lavvan Agreement”) are secured by a Lien on and security interest in only the Intellectual Property of the Company being licensed to Lavvan pursuant to the Lavvan Agreement and the aggregate value of such Intellectual Property licensed to Lavvan pursuant to the Lavvan Agreement as of the Closing is less than 1.00% of the aggregate value of all of the Intellectual Property of the Company that constitutes Collateral.

3.  Representations and Warranties of the Lender.  Each Lender represents and warrants to the Company as of the date hereof and as of the Closing that:

(a)	Due Incorporation, Qualification, etc. Such Lender (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation; and (ii) has all requisite power to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

(b)	Authority. The execution, delivery and performance by such Lender of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of such Lender.

(c)	Enforceability. Such Lender has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement is a valid and binding obligation of such Lender, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d)	Securities Law Compliance. Such Lender is purchasing its respective Note for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof. Such Lender has received or has had full access to all of the information necessary and appropriate to make an informed investment decision. Such Lender is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended. Such Lender acknowledges that it can bear the economic risk of the investment related to its respective Note.

(e)	Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other Person is required in connection with the execution and delivery by such Lender of this Agreement and the performance and consummation by such Lender of the transactions contemplated hereby, except for those already obtained.

(f)	Non-Contravention. The execution and delivery by such Lender of this Agreement and the performance and consummation by such Lender of the transactions contemplated hereby do not and will not (i) violate the organizational documents of such Lender or any judgment, order, writ, decree, statute, rule or regulation applicable to such Lender; or (ii) violate any agreement to which such Lender is a party or by which it is bound.

(g)	Information Non-Reliance.

(i)Such Lender represents and warrants that (i) it has carefully reviewed such information as it and its advisers deem necessary to make its decision to invest in its respective Note, (ii) has the ability to make, and has made, an informed decision as to the risks and merits of its investment in its respective Note on the terms set forth in this Agreement, and (iii) has made its own decision to consummate the transactions contemplated hereunder based exclusively on its own independent review, its financial experience, and consultations with such advisers as it deemed necessary. Without limiting the generality of the foregoing, such Lender acknowledges that neither the Company nor any of its affiliates or representatives is acting as a fiduciary or financial or investment adviser to such Lender, or has given such Lender any investment advice, opinion or other information on whether an investment in its respective Note is prudent. Such Lender agrees it is not relying on the Information (as defined below), or any other information other than the express representations set forth in this Agreement.

(ii) Such Lender acknowledges that the Company and its affiliates and representatives possess material nonpublic information regarding the Company not known to such Lender that may impact the value of such Lender’s Note (the “Information”), that the Information is not disclosed in the Company’s public disclosures or its filings with the U.S. Securities and Exchange Commission (the “Commission”), and that the Company is not disclosing the Information to such Lender and that the Company and its affiliates and representatives have not made, and are not making, any representation with respect to any Information. Such Lender understands, based on its experience, the disadvantage to which such Lender is subject due to the disparity of information between the Company and such Lender and the fact that the Information is not being disclosed to such Lender. Such Lender acknowledges and agrees that, notwithstanding such disparity, it has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated hereunder. Such Lender acknowledges the possibility that the Information may be material to a determination of a fair value for its respective Note and that value may be substantially different from the price being paid by such Lender for its respective Note hereunder.

(iii) Such Lender agrees that neither the Company nor any of its affiliates or representatives shall have any liability to such Lender whatsoever due to or in connection with the non-disclosure of the Information, and such Lender hereby irrevocably waives any claim that it might have based on the failure of the Company to disclose the Information. Such Lender hereby irrevocably and unconditionally expressly releases, discharges and waives, to the fullest extent permitted by law, any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees or damages of any kind (including, but not limited to, any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether directly, derivatively, representatively or in any other capacity, that it may have or hereafter acquire against the Company, or any of its affiliates and their respective officers, employees, agents and controlling persons, relating to the purchase and sale of its respective Note, including the existence or non-existence of any Information, such Lender’s inability to review such Information or any failure to disclose such Information.

(iv) Such Lender understands that the Company relies on the accuracy and truth of the foregoing representations, warranties, acknowledgements and agreements in entering into this Agreement and performing its obligations hereunder, and would not engage in the transactions contemplated by this Agreement in the absence of such representations, warranties, acknowledgements and agreements, and such Lender hereby consents to such reliance.

(v) Notwithstanding the forgoing, nothing in this Section 3(g) shall be deemed to limit or restrict such Lender’s rights or remedies with respect to any breach or violation by the Company of any of its representations, warranties or covenants contained in this Agreement or such Lender’s Note, or to constitute an admission by the Company that any information is material or is otherwise required to be disclosed to any person.

4.  Conditions to Obligations of each Lender.  Each Lender’s obligations hereunder are subject to the fulfillment, on or prior to the Closing, of all of the following conditions, any of which may be waived in whole or in part by such Lender:

(a)	Representations and Warranties. The representations and warranties made by the Loan Parties in Section 2 hereof shall have been true and correct when made, and shall be true and correct as of the Closing.

(b)	Governmental Approvals and Filings. The Loan Parties shall have obtained all governmental approvals required in connection with the sale and issuance of the Notes.

(c)	Legal Requirements. At the Closing, the sale and issuance by the Company, and the respective purchases by the Lenders, of the Notes shall be legally permitted by all laws and regulations to which the Lenders or the Company is subject.

(d)	Transaction Documents. The Company shall have duly executed and delivered to each Lender such Lender’s Note and the Loan Parties shall have duly executed and delivered to the Lenders this Agreement, the Subordination Agreement, and each other Loan Document to which it is a party.

(e)	Heights/CVI Refinancing: The Loan Parties shall have provided sufficient written evidence to the Lenders, containing such detail as the Lenders may reasonably require, demonstrating that the purchase of the existing CVI Heights convertible note and exchange of such note for new unsecured convertible notes in the amount of $66 million, as described in the Company’s press release dated November 11, 2019, shall have occurred.

5.  Conditions to Obligations of the Company.  The Loan Parties’ obligations hereunder are subject to the fulfillment, on or prior to the Closing, of all of the following conditions, any of which may be waived in whole or in part by the Company:

(a)	Representations and Warranties. The representations and warranties made by the Lenders in Section 3 hereof shall be true and correct when made, and shall be true and correct as of the Closing.

(b)	Governmental Approvals and Filings. The Lenders shall have obtained all governmental approvals required in connection with the sale and issuance of such Lender’s Note.

(c)	Legal Requirements. At the Closing, the sale and issuance by the Company, and the respective purchases by the Lenders, of the Notes shall be legally permitted by all laws and regulations to which the Lender or the Company are subject.

(d)	Purchase Price. The Lenders shall have delivered to the Company the aggregate amount of Seven Million Four Hundred Fifty-Seven Thousand and Five Hundred Dollars ($7,457,500.00) in immediately available funds.

(e)	Subordination Agreement. The Lenders shall have executed and delivered to the Company the Subordination Agreement (as defined in Section 7(e) hereof).

6. Covenants.

(a)	Third Lien Debt Exchange. On or prior to December 15, 2019, the Company shall convert or exchange at least $60,000,000.00, but not less than 100%, of Junior Foris Indebtedness into equity of the Company. The Company shall provide the Lenders with such reasonable written evidence as the Lenders may reasonably request demonstrating that such conversion or exchange has occurred.

(b)	Liens. The Loan Parties shall not create, incur, assume or suffer to exist any Lien, security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of the Collateral (whether now owned or existing or hereafter acquired or arising), or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any of the Collateral except (1) the Liens identified on Schedule 2(k) hereto and (2) Liens permitted pursuant to the “Permitted Liens” definition of the Foris LSA, as in effect at the Closing; provided that in no instance shall the Loan Parties incur, create, or otherwise assume or suffer to exist any Liens in an amount or priority inconsistent with Section 7(c) hereof.

(c)	Indebtedness. The Loan Parties shall not incur, create or otherwise assume or suffer to exist any Indebtedness or guarantee, assume, endorse or otherwise become responsible for (directly or indirectly) the Indebtedness of any other person except (i) Indebtedness identified on Schedule 2(k) hereto and (ii) Indebtedness permitted under clauses (ii) through (xv) of the definition of “Permitted Indebtedness” under the Foris LSA, as in effect at the Closing; provided that in no instance shall the Loan Parties incur, create, or otherwise assume or suffer to exist any Indebtedness in an amount or priority inconsistent with Section 7(c) hereof. No assets of the Company shall secure the Company’s obligations under the Lavvan Agreement except Intellectual Property of the Company licensed to Lavvan in accordance with the Lavvan Agreement as in effect at the time of the Closing.

(d)	Significant Financing. The Company shall consummate the Significant Financing no later than January 15, 2020.

(e)	The Company shall pay all amounts due to the Lenders under the Loan Documents.

(f)	ORIGINAL ISSUE DISCOUNT LEGEND. EACH NOTE HAS BEEN PURCHASED SUBJECT TO ORIGINAL ISSUE DISCOUNT FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE, AND YIELD TO MATURITY OF SUCH LOANS MAY BE OBTAINED BY WRITING TO THE COMPANY AT THE ADDRESS SET FORTH HEREIN.

(g)	The Company shall pay all fees, costs and expenses of counsel to the Lenders at Closing.

(h)	Lavvan Agreement. The Company shall provide Lenders written notice promptly (and in any event within 2 Business Days) of any increase to the obligations of the Company under the Lavvan Agreement with such details as the Lenders may reasonably request including the amount of such increase.

7. Security Interest. As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Collective Obligations, each Loan Party hereby grants to Schottenfeld Opportunities Fund II, L.P., as agent for itself as a Lender, as agent for itself as a September Notes Lender, as agent for each other Lender, and as agent for each other September Notes Lender, a fourth priority security interest in all of such Loan Party’s right, title, and interest in and to: (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles; (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Cash Equivalents (j) Goods; (k) Collateral IP; and (l) all other tangible and intangible personal property of such Loan Party whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, such Loan Party and wherever located, and any of such Loan Party’s property in the possession or under the control of the Lenders; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing (collectively, the “Collateral”). Notwithstanding any provisions in this Agreement to the contrary, each Lender and each September Notes Lender hereby appoints Schottenfeld Opportunities Fund II, L.P. as its agent with full authority to act on behalf of each such Lender and each such September Lender for purposes of holding liens and security interests in the Collateral and in respect of any exercise of remedies or enforcement thereof.

(a)	Notwithstanding the broad grant of the security interest set forth in Section 7, above, the Collateral shall not include (i) more than 65% of the presently existing and hereafter arising issued and outstanding shares of voting capital stock owned by the Company of any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code if, and only for so long as, a security interest in such voting capital stock in excess of 65% could reasonably be expected to result in material adverse U.S. federal income tax consequences under Section 956 of the Code as reasonably determined by the Loan Parties in consultation with the Lenders, (ii) any Excluded Intellectual Property, and (iii) the Company’s ownership interests in each of Aprinnova, LLC, Dipa Co., LLC, Total Amyris Biosolutions B.V. and Novvi LLC.

(b)	The Company hereby agrees to enter into, and to cause each Subsidiary Guarantor to enter into, any additional Security Documents (as defined below) with the Lenders as may be reasonably required by the Lenders in connection with the grant of the security interest contemplated by Section 7 hereof, provided, however, that such security interest shall be subject to the Subordination Agreement dated as of even date herewith by and among the Lenders, the September Notes Lenders, the Loan Parties, Foris and Naxyris (the “Subordination Agreement”). As used herein, “Security Documents” means each security agreement, all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, control agreements, financing statements and other documents as shall from time to time secure or relate to the Collective Obligations or any part thereof, in each case, executed by the Company or any subsidiary of the Company, provided, however, that the Company shall have until fifteen (15) days after the Closing to deliver deposit account control agreements to the Lenders in respect of its Deposit Accounts.

(c)	Priority of Collective Obligations. The Company (i) represents and warrants that, subject to the terms of the Subordination Agreement, the Collective Obligations are senior to all other Liens other than Liens securing the Senior Foris Indebtedness, the Liens in favor of Naxyris pursuant to the Naxyris LSA, and the Liens in favor of Lavvan pursuant to the Lavvan Agreement, and hereby agrees that it shall not permit any Indebtedness or other obligations, other than the Senior Foris Indebtedness, the Indebtedness held by Naxyris pursuant to the Naxyris LSA, the Company’s obligations under the Lavvan Agreement, each in the aggregate principal amount outstanding as of the Closing, to be senior to the Collective Obligations and (ii) represents and warrants that there are no Indebtedness or other obligations pari passu with the Collective Obligations other than the Junior Foris Indebtedness and hereby agrees that it shall not permit any Indebtedness or other obligations other than the Junior Foris Obligations in the aggregate principal amount outstanding as of the Closing to be pari passu with the Collective Obligations. As of the Closing, (i) the aggregate principal amount of Senior Foris Indebtedness is not more than $41,400,000, (ii) the aggregate principal amount of Indebtedness under Naxyris LSA is not more than $21,000,000, (iii) the aggregate principal amount of Junior Foris Indebtedness is not more than $60,000,000; and (iv) the aggregate amount of Indebtedness to Lavvan, Inc. is less than $10,000,000.

(d)	Insurance. The Loan Parties' insurance certificate shall state that the Lenders and the September Notes Lenders are additional insureds for commercial general liability, designated payees for any key man life insurance policy, lender's loss payee for all risk property damage insurance, subject to the insurer's approval, and a lender's loss payee for property insurance and additional insured for liability insurance for any future insurance that the Borrowers may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender's loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of 30 days' advance written notice to the Lenders and the September Notes Lenders of cancellation or any other change adverse to the Lenders' and September Notes Lenders' interests. Any failure of the Lenders or September Notes Lenders to scrutinize such insurance certificates for compliance is not a waiver of any of the Lenders' or September Notes Lenders' rights, all of which are reserved.

(e)	Access to Collateral. The Loan Parties shall provide the Lenders and the September Notes Lenders reasonable access, following reasonable notice prior to an Event of Default, to the Loan Parties' Collateral for the purposes of inspection.

8.   Definitions.

(a)	As used in this Agreement, the following capitalized terms have the following meanings:

“A&R Intercreditor Agreement” shall mean that certain Amended and Restated Intercreditor Agreement, dated October 28, 2019, among Naxyris and Foris.

“Bankruptcy Code” means the federal Bankruptcy Reform Act of 1978 (11 U.S.C. Sections 101 et seq.).

“Bankruptcy Laws” means, collectively: (i) the Bankruptcy Code; and (ii) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor-relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Cash” means all cash and liquid funds.

“Cash Equivalents” means, as of any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (b) issued by any agency of the United States, the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by the Lenders or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service

“Closing” shall have the meaning set forth in Section 1 hereof.

“Code” shall have the meaning set forth in Section 9(l) hereof.

“Collateral” shall have the meaning set forth in Section 7 hereof.

"Collateral IP" means all Intellectual Property other than Excluded Intellectual Property.

"Collective Obligations" means the Company’s Obligations under the Notes and the Obligations under the September Notes (as defined under each such respective September Notes), including any obligation to pay any amount now owning or later arising under the Notes and the September Notes.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness or other obligations of another Person, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting (i) any right to exploit any Copyright, now owned or hereafter acquired by any Loan Party or in which any Loan Party now holds or hereafter acquires any interest, (ii) any immunity from suit under any Copyright, or (iii) an option to any of the foregoing.

“Copyrights” means all copyrights, whether registered or unregistered and published or unpublished, including copyrights in software, internet web sites, databases and the content thereof, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Default” means the occurrence of any event or condition which, upon notice of passage of time, would constitute an Event of Default.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Disqualified Stock” means, with respect to any Person, any capital stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(i)       matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(ii)       is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding capital stock convertible or exchangeable solely at the option of the issuer or a Subsidiary; provided, that any such conversion or exchange will be deemed an incurrence of Indebtedness or Disqualified Stock, as applicable); or

(iii)       is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (i), (ii) and (iii), no earlier than the 91st day after the Maturity Date.

“Event of Default” shall have the meaning set forth in the Notes.

“Excluded Intellectual Property” shall mean: (a) all Intellectual Property that (i) constitutes “AMYRIS Licensed IP” as defined in the License Agreement regarding Diesel Fuel in the EU, dated as of March 21, 2016, as amended, by and among the Company and Total Raffinage Chimie S.A., as assignee of Total Energies Nouvelles Activités USA, but solely to the extent of the field of use granted in such agreement, (ii) constitutes “AMYRIS Licensed IP” as defined in the Amended & Restated Jet Fuel License Agreement, dated as of March 21, 2016, as amended, by and among the Company and Total Amyris BioSolutions B.V., but solely to the extent of the field of use granted in such agreement and (iii) is subject to the Farnesene Intellectual Property License, dated as of November 14, 2017, by and between DSM Nutritional Products Ltd. and the Company, but solely to the extent of the field of use granted in such license and solely for the purposes of manufacturing Vitamin E, and in each case of clauses (i) and (ii), as such agreements were in effect as of June 29, 2018, and in the case of clause (iii), as such agreement existed as of December 14, 2018; (b) United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; and (c) the rights granted to DSM in the DSM Collateral (each as defined in the Foris LSA), but solely until satisfaction in full in cash of the DSM Obligations (as defined in the Foris LSA), at which time, without the requirement of any further consent or action on the part of the Loan Parties, the Lenders, DSM or any other Person, such rights in the DSM Collateral shall revert to being Collateral subject to Lien granted hereunder (subject to the terms of the Future Intercreditor Agreement (after entered into)) in favor of the Lenders and the September Notes Lenders and no longer be treated as “Excluded Intellectual Property” under this Agreement or the other Loan Documents. For the avoidance of doubt, upon the reversion of such rights in the DSM Collateral to being Collateral pursuant to the foregoing sentence, each Lender’s and each September Notes Lender’s Lien on the DSM Collateral will be superior to any Lien in favor of any other Person, subject to the terms of the Future Intercreditor Agreement (after entered into).

“Existing Guaranteed Obligations” shall have the meaning set forth in Section 10(k).

“Foreign Subsidiary” shall mean any Subsidiary other than a Subsidiary organized or formed under the laws of any state within the United States or the District of Columbia.

“Foris” shall mean Foris Ventures, LLC.

“Foris LSA” shall mean that certain Amended and Restated Loan and Security Agreement dated as of October 28, 2019, by and between the Company, certain of its subsidiaries and Foris.

“Form 8-K” shall have the meaning set forth in Section 9(j) hereof.

“Form 8-K Filing” shall have the meaning set forth in Section 9(j) hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied.

“Guaranteed Obligations” shall have the meaning set forth in Section 10(a) hereof.

“Indebtedness” means indebtedness of any kind, including (i) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within 90 days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iii) all capital lease obligations, (iv) all Contingent Obligations, and (v) Disqualified Stock.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all of each Loan Party’s (i) rights anywhere in the world in and to Copyrights; Copyright Licenses; Trademarks; Trademark Licenses; Patents; Patent Licenses; Licenses; trade secrets, confidential and proprietary information, including know-how, manufacturing and production processes and techniques, research and development information, databases and data, customer and supplier lists and information; inventions; mask works; domain names and social media identifiers; all other intellectual and industrial property rights of any type; and the rights to sue for past, present and future infringement, misappropriation or other violation of any of the foregoing and any harm to the goodwill associated therewith, and (ii) all tangible embodiments of the foregoing.

“Joinder Agreement” means for each Subsidiary that is required to be a Subsidiary Guarantor, a joinder agreement to this Agreement and form and substance reasonably satisfactory to the Lenders.

“Junior Foris Indebtedness” means the obligations owed to Foris under the Foris LSA that are not Senior Foris Indebtedness.

“Koyote Note” means the Promissory Note issued on September 10, 2019 by the Company to Koyote Trading, LLC in the aggregate principal amount of $1,500,000, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Lavvan” shall have the meaning set forth in Section 2(m).

“Lavvan Agreement” shall have the meaning set forth in Section 2(m).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest; provided, that for the avoidance of doubt, licenses, strain escrows and similar provisions in collaboration agreements, research and development agreements that do not create or purport to create a security interest, encumbrance, levy, lien or charge of any kind shall not be deemed to be Liens for purposes of this Agreement.

“Loan Documents” means, collectively, this Agreement, the Notes, the September Notes, the deposit account control agreement, the Joinder Agreements, the Warrant, the Subordination Agreement, the Grant of Patent Security Interest, the Grant of Trademark Security Interest, the Grant of Copyright Security Interest, the Perfection Certificates, all UCC financing statements, and any other documents executed in connection with the Collective Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Loan Parties” means, collectively, the Company and the Subsidiary Guarantors.

“Material Adverse Effect” means a material adverse effect, individually or in the aggregate, (i) upon the business, properties, tangible and intangible assets, liabilities, operations, prospects, financial condition or results of operation of the Company, (ii) the ability of the Company to perform the Obligations in accordance with the terms of this Agreement or the Notes or (iii) or the ability of Lenders to enforce any of their rights or remedies with respect to the Obligations.

“Naxyris” shall mean Naxyris S.A.

“Naxyris LSA” shall mean that certain Amended and Restated Loan and Security Agreement dated as of October 28, 2019, by and between the Company, certain of its subsidiaries and Naxyris.

“Obligations” means all obligations of the Company under this Agreement or any Loan Document including all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to the Lenders under this Agreement and the Notes of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of the Notes, including all principal, interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

“Patent License” means any written agreement in which any Loan Party now holds or hereafter acquires any interest that (i) grants any right with respect to any invention or any Patent, (ii) agrees to refrain from asserting or grants immunity from suit under any Patent or invention, or (iii) grants an option to any of the foregoing.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all applications (including provisional, continuation (in-whole or in-part), and divisional applications) of the foregoing and any other pre-grant variations thereof, and all reissues, reexaminations, renewals, extensions and other post-grant variations thereof in the United States or any other country.

“Perfection Certificate” shall mean and include that certain perfection certificate of the Loan Parties delivered to the Lenders on or about the date hereof.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Phase Five Note” means the Promissory Note issued on September 10, 2019 by the Company to Phase Five Partners, LP, in the aggregate principal amount of $500,000, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Phase Five Warrant” means the Common Stock Purchase Warrant, issued on November 14, 2019, for the purchase of up to 64,599 Warrant Shares (as such term is defined in the Warrant).

“Principal Amount” shall have the meaning set forth in Section 9(l) hereof.

“Receivables” means (i) all of the Loan Party’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter-of-Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Schottenfeld Note” means the Promissory Note issued on September 10, 2019 by the Company to Schottenfeld Opportunities Fund II, L.P., in the aggregate principal amount of $10,500,000, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Schottenfeld Warrant” means the Common Stock Purchase Warrant, issued on November 14, 2019, for the purchase of up to 1,963,824 Warrant Shares (as such term is defined in the Warrant).

“Senior Foris Indebtedness” means the Obligations (as defined in the Foris LSA) owed to Foris under the Foris LSA constituting Senior Obligations up to the Senior Cap (as each term is defined in the A&R Intercreditor Agreement).

“September Notes” means, collectively, the Schottenfeld Note, the Koyote Note, and the Phase Five Note.

“September Notes Lenders” means, collectively, (i) Schottenfeld Opportunities Fund II, L.P., as lender under the Schottenfeld Note, (ii) Koyote Trading, LLC, as lender under the Koyote Note, and (iii) Phase Five Partners, LP, as lender under the Phase Five Note.

“Significant Financing” means any raise of capital in the form of debt, equity, or a combination thereof, which results in net proceeds to or for the benefit or at the direction of the Company in an amount equal to, or in excess of, $50,000,000.“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which any Loan Party owns or controls 50.1% or more of the outstanding voting securities, including each entity listed on Schedule 2(j)(i) hereto.

“Subordination Agreement” shall have the meaning set forth in Section 7 hereof.

“Subsidiary Guarantor Subordinated Indebtedness” shall have the meaning set forth in Section 10(j)(i).

“Subsidiary Guarantor Subordinated Indebtedness Payments” shall have the meaning set forth in Section 10(j)(i).

“Trademark License” means any written agreement (i) granting any right to use any Trademark, now owned or hereafter acquired by any Loan Party or in which any Loan Party now holds or hereafter acquires any interest, (ii) agreeing to refrain from asserting or granting immunity under any Trademark, (iii) to coexist, or (iv) granting an option to any of the foregoing.

“Trademarks” means all trademarks, service marks, domain names, trade names, business names, corporate names, trade dress, logos, designs, slogans, or other indicia of source or origin, whether registered, common law or otherwise, and any applications, recordings, renewals and other post-grant variations of any of the foregoing in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, together, in each case, with the goodwill associated therewith or symbolized thereby.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Lenders’ or the September Notes Lenders’ Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of New York, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Warrants” means, collectively, the Schottenfeld Warrant and the Phase Five Warrant.

(b)	The following terms shall have the meanings assigned thereto in the UCC: "Accounts", "Chattel Paper," "Documents," “Equipment,” “Fixtures,” “General Intangibles,” "Goods," "Instruments," “Inventory,” “Investment Property,” "Letter-of-Credit Rights," and "Supporting Obligations."

9.  Miscellaneous.

(a)	Waivers and Amendments. Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Company and the Lenders, provided, however , that each of the Lenders and the September Notes Lenders hereby grants an irrevocable power of attorney to Schottenfeld Opportunities Fund II, L.P. to provide any consent, waiver, modify, or amendment on behalf of all Lenders and all September Notes Lenders in its sole discretion, provided further that prior thereto Schottenfeld Opportunities Fund II, L.P. shall consult with each Lender and each September Notes Lender and that Schottenfeld Opportunities Fund II, L.P. shall not have any authority (except for itself as Lender and September Notes Lender) to modify or amend the terms of any Note, or to provide any consent or waiver in respect thereof, held by another Lender or September Note held by another Lender.

(b)	Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York.

(c)	Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement. The rights of the September Notes Lenders and the obligations of the Loan Parties under Section 7, Section 10, and Section 11 of this Agreement, and under any other provisions respecting security and guaranties shall survive the payment and full and discharge of the Notes and shall continue to be enforceable against the Loan Parties in all respects by the September Notes Lenders thereafter until the payment in full and discharge of the September Notes.

(d)	Successors and Assigns; Intended Third Party Beneficiaries. Subject to the restrictions on transfer described in Section 9(e) below, the rights and obligations of the Company and the Lenders hereunder and under the Notes shall be binding upon and inure to the benefit of the successors, assigns, heirs, administrators and transferees of the parties. The September Notes Lenders are intended third party beneficiaries of all of the provisions of this Agreement, including without limitation the provisions respecting security and guaranties.

(e)	Assignment by the Company; Assignment by the Lenders. Neither this Agreement nor the Notes nor any of the rights, interests or obligations hereunder or thereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Lenders. No Lender will assign, by operation of law or otherwise, this Agreement or such Lender’s Note or any of its rights, interests or obligations hereunder or thereunder without the prior written consent of the Company, other than to an affiliate of such Lender or to a managed account or other entity with respect to which such Lender or any of its affiliates has investment control or authority.

(f)	Entire Agreement. This Agreement and the Notes constitute the full and entire understanding and agreement between the parties relating to the subject matter hereof and thereof and supersede any previous written or verbal agreements between the parties with regard to the subject matter hereof and thereof.

(g)	Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

If to the Company, to:

Amyris, Inc.
5885 Hollis St., Ste. 100
Emeryville, CA 94608
Attention: General Counsel

If to the Lenders, to:

c/o Schottenfeld Opportunities Fund II, L.P.

800 Third Avenue, 10th Floor

New York, NY 10022

E-mail:

Attention:

(h)	Severability of this Agreement. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(i)	Choice of Forum; Service of Process; Jury Trial Waiver.

(i)	The Company and the Lenders irrevocably consent and submit to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York, whichever the Lenders may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or the Notes or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or the Notes or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that the Lenders shall have the right to bring any action or proceeding against the Company or its property in the courts of any other jurisdiction which the Lenders deem necessary or appropriate in order to enforce their rights against the Company).

(ii)	The Company hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, postage prepaid and return receipt requested, or, at the Lenders’ option, by service upon the Company in any other manner provided under the rules of any such courts.

(iii)	THE COMPANY AND THE LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR THE NOTES OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE COMPANY AND THE LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE COMPANY AND THE LENDERS MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(iv)	The Lenders shall not have any liability to the Company (whether in tort, contract, equity or otherwise) for losses suffered by the Company in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement or the Notes, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order of competent jurisdiction binding on the Lenders, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct of its obligations under this Agreement or the Notes. The Company: (i) certifies that neither the Lenders nor any representative, agent or attorney acting for or on behalf of the Lenders has represented, expressly or otherwise, that the Lenders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or the Notes and (ii) acknowledges that in entering into this Agreement and the Notes, the Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 9(i) and elsewhere herein and therein.

(j)	Form 8-K Filing. The Company shall, no later than 5:30 pm Eastern Time on the business day immediately following the Closing, file with the Commission a Current Report on Form 8-K (as prescribed by the Exchange Act) disclosing (i) the transactions contemplated hereunder and pursuant to the Warrants and (ii) any other financing transaction, securities issuance or other material event required to be disclosed on Form 8-K, in each case of which the Lenders has knowledge, which has occurred, or is occurring on or as of the date of the Closing (and not previously publicly disclosed by the Company) (the “Form 8-K”). The Company shall provide a draft of the Form 8-K to the Lenders for review and comment a reasonable time prior to the filing thereof (the “Form 8-K Filing”).

(k)	Disclosure Representation Letter. The Company shall, promptly following the Form 8-K Filing and on the date thereof, execute and deliver to the Lenders a written representation as to the absence of material non-public information provided to the Lenders by the Company, with such exceptions thereto as the Company may deem appropriate, if any (without any such exception constituting either the Company's or the Lenders’ agreement or concession that the information referenced in any such exception constitutes material non-public information).

(l)	Issue Price. The Company and each Lender acknowledge and agree, solely for federal income tax purposes, that (i) the issuance of the Notes and the Warrants for $7,457,500.00 constitutes an “investment unit” within the meaning of Section 1273(c)(2) of the U.S. Internal Revenue Code (the “Code”), (ii) the issue price of the investment unit (within the meaning of Treasury Regulations Section 1.1273-2(h)) is equal to $7,457,500.00, (iii) such issue price should be allocated $5,652,203.53 to the Notes and $1,805,296.47 to the Warrants, and (iv) the foregoing allocation is based on the relative fair market values of the Notes and the Warrants. Unless otherwise required pursuant to applicable law, the Company and each Lender shall prepare and file their respective federal income tax returns (and any information returns and other related statements required by the Code or any Treasury regulations, whether proposed, temporary or final) in a manner which is consistent with the allocation of the respective issue prices of the Warrants and the Notes pursuant to this Agreement, including but not limited to the calculation of the amount, if any, of “original issue discount,” as defined in Section 1273(a) of the Code, on the Notes. Nothing in this Section 9(l) shall be interpreted, alone or in conjunction with any other agreement to which the Company and the Lenders are parties, (i) to modify the rate or amount of interest payable on each Lender’s Note, (ii) to reduce the outstanding principal amount of each Lender’s Note, (iii) to alter the amount of the exercise price of the Warrants, or (iv) to limit or impair in any way the rights of the Lenders under this Agreement, the Warrants or the Notes.

(m)	Modification Obligation. The Company shall not amend or otherwise modify any provision of the Foris LSA, the Naxyris LSA or of the promissory notes issued pursuant thereto, or grant any waiver thereunder, in each case in favor of the counterparty thereto or holder thereof, or issue any additional consideration or benefit pursuant thereto or in connection therewith, including any increase in interest rate, covenant modification, grant of equity or rights to acquire equity, without, in each case, concurrently therewith, advising the Lenders in writing and amending or modifying this Agreement and the Notes, as applicable, or granting a waiver, or issuing additional consideration or benefit, on the same terms for the benefit of the Lenders (or their respective assignees).

(n)	[Reserved].

(o)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

10. Guarantee.

(a)	Guaranty. Each Subsidiary Guarantor unconditionally and irrevocably guarantees to the Lenders and the September Notes Lenders the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of the Collective Obligations (the “Guaranteed Obligations”). The Guaranteed Obligations include interest that, but for a proceeding under any Insolvency Proceeding, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Company for such interest in any such proceeding.

(b)	Separate Obligation. Each Subsidiary Guarantor acknowledges and agrees that: (i) the Guaranteed Obligations are separate and distinct from any Indebtedness arising under or in connection with any other document, including under any provision of this Agreement other than this Section 10, executed at any time by such Subsidiary Guarantor in favor of the Lenders; and (ii) such Subsidiary Guarantor shall pay and perform all of the Guaranteed Obligations as required under this Section 10, and the Lenders and the September Notes Lenders may enforce any and all of their respective rights and remedies hereunder, without regard to any other document, including any provision of this Agreement other than this Section 10, at any time executed by such Subsidiary Guarantor in favor of the Lenders and the September Notes Lenders, irrespective of whether any such other document, or any provision thereof or hereof, shall for any reason become unenforceable or any of the Indebtedness thereunder shall have been discharged, whether by performance, avoidance or otherwise. Each Subsidiary Guarantor acknowledges that, in providing benefits to the Company, the Lenders and the September Notes Lenders are relying upon the enforceability of this Section 10 and the Guaranteed Obligations as separate and distinct Indebtedness of such Subsidiary Guarantor, and each Subsidiary Guarantor agrees that the Lenders and September Notes Lenders would be denied the full benefit of their bargain if at any time this Section 10 or the Guaranteed Obligations were treated any differently. The fact that the guaranty is set forth in this Agreement rather than in a separate guaranty document is for the convenience of the Company and Subsidiary Guarantors and shall in no way impair or adversely affect the rights or benefits of the Lenders or the September Notes Lenders under this Section 10. Each Subsidiary Guarantor agrees to execute and deliver a separate document, immediately upon request at any time of any Lender or any September Notes Lender, evidencing such Subsidiary Guarantor’s obligations under this Section 10. Upon the occurrence of any Event of Default, a separate action or actions may be brought against such Subsidiary Guarantor, whether or not the Company, any other Subsidiary Guarantor or any other Person is joined therein or a separate action or actions are brought against the Company, any such other Subsidiary Guarantor or any such other Person.

(c)	Limitation of Guaranty. To the extent that any court of competent jurisdiction shall impose by final judgment under applicable Laws (including sections 544 and 548 of the Bankruptcy Code) any limitations on the amount of any Subsidiary Guarantor’s liability with respect to the Guaranteed Obligations that any Lender or any September Notes Lender can enforce under this Section 10, each Lender and each September Notes Lender by its acceptance hereof accepts such limitation on the amount of such Subsidiary Guarantor’s liability hereunder to the extent needed to make this Section 10 fully enforceable and nonavoidable.

(d)	Liability of Subsidiary Guarantors. The liability of any Subsidiary Guarantor under this Section 10 shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance that might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Subsidiary Guarantor agrees as follows:

(i)	such Subsidiary Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of such Subsidiary Guarantor and shall not be contingent upon any Lender’s or any September Notes Lender's exercise or enforcement of any remedy it may have against any Loan Party or any other Person, or against any collateral or other security for any Guaranteed Obligations;

(ii)	this guaranty is a guaranty of payment when due and not merely of collectability;

(iii)	any Lender and/or any September Notes Lender may enforce this Section 10 upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Lenders and/or the September Notes Lenders, on the one hand, and any Loan Party or any other Person, on the other hand, with respect to the existence of such Event of Default;

(iv)	such Subsidiary Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge such Subsidiary Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and

(e)	such Subsidiary Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall such Subsidiary Guarantor be exonerated or discharged by, any of the following events:

(i)	any proceeding under any Insolvency Proceeding;

(ii)	any limitation, discharge, or cessation of the liability of any Loan Party or any other Person for any Guaranteed Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;

(iii)	any merger, acquisition, consolidation or change in structure of the Company or any Subsidiary Guarantor or any other guarantor or Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of the Company or any other Person;

(iv)	any assignment or other transfer, in whole or in part, any Lender’s or any September Notes Lender's interests in and rights under this Agreement (including this Section 10) or the other Loan Documents;

(v)	any claim, defense, counterclaim or setoff, other than that of prior performance, that the Company, such Subsidiary Guarantor, any other Guarantor or any other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;

(vi)	any Lender’s or any September Notes Lender's amendment, modification, renewal, extension, cancellation or surrender of any agreement, any Loan Document or any Guaranteed Obligations;

(vii)	any Lender’s or any September Notes Lender's exercise or non-exercise of any power, right or remedy with respect to any Guaranteed Obligations or any collateral;

(viii)	any Lender’s or any September Notes Lender's vote, claim, distribution, election, acceptance, action or inaction in any proceeding under any Bankruptcy Law; or

(ix)	any other guaranty, whether by such Subsidiary Guarantor or any other Person, of all or any part of the Guaranteed Obligations or any other Indebtedness, obligations or liabilities of Company to any Lender or any September Notes Lender.

(f)	Consents of Subsidiary Guarantors. Each Subsidiary Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from such Subsidiary Guarantor:

(i)	the principal amount of the Guaranteed Obligations may be increased or decreased and additional Indebtedness or obligations of the Company under the Loan Documents or otherwise may be incurred and the time, manner, place or terms of any payment under any Loan Document or otherwise may be extended or changed, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;

(ii)	the time for the Company’s (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document or otherwise may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as any Lender or any September Notes Lender (as applicable under the relevant Loan Documents or otherwise) may deem proper;

(iii)	any Lender and/or any September Notes Lender may request and accept other guaranties and may take and hold security as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such other guaranties or security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; and

(iv)	any Lender and/or any September Notes Lender may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege even if the exercise thereof affects or eliminates any right of subrogation or any other right of such Subsidiary Guarantor against the Company.

(g)	Subsidiary Guarantor’s Waivers. Each Subsidiary Guarantor waives and agrees not to assert:

(i)	any right to require any Lender and/or any September Notes Lender to proceed against the Company, any other Subsidiary Guarantor or any other Person, or to pursue any other right, remedy, power or privilege of any Lender and/or any September Notes Lender whatsoever;

(ii)	the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations;

(iii)	any defense arising by reason of any lack of corporate or other authority or any other defense of the Company, such Subsidiary Guarantor or any other Person;

(iv)	any defense based upon any Lender’s and/or any September Notes Lender's errors or omissions in the administration of the Guaranteed Obligations;

(v)	without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable laws limiting the liability of or exonerating guarantors or sureties, or that may conflict with the terms of this Section 10; and

(vi)	any and all notice of the acceptance of this guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by any Lender and/or any September Notes Lender upon this guaranty, or the exercise of any right, power or privilege hereunder.

The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this guaranty. Each Subsidiary Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of Default, dishonor or nonpayment and all other notices to or upon the Company, each Subsidiary Guarantor or any other Person with respect to the Guaranteed Obligations.

(h)	Financial Condition of the Company. No Subsidiary Guarantor shall have any right to require any Lender or any September Notes Lender to obtain or disclose any information with respect to: (i) the financial condition or character of the Company or the ability of the Company to pay and perform the Guaranteed Obligations; (ii) the Guaranteed Obligations; (iii) any collateral or other security for any or all of the Guaranteed Obligations; (iv) the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; (v) any action or inaction on the part of any Lender, any September Notes Lender or any other Person; (vi) or any other matter, fact or occurrence whatsoever. Each Subsidiary Guarantor hereby acknowledges that it has undertaken its own independent investigation of the financial condition of the Company and all other matters pertaining to this guaranty and further acknowledges that it is not relying in any manner upon any representation or statement of any Lender or any September Notes Lender with respect thereto.

(i)	Subrogation. Until the Guaranteed Obligations shall be satisfied in full, each Subsidiary Guarantor shall not have, and shall not directly or indirectly exercise: (i) any rights that it may acquire by way of subrogation under this Section 10, by any payment hereunder or otherwise; (ii) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Section 10; or (iii) any other right that it might otherwise have or acquire (in any way whatsoever) that could entitle it at any time to share or participate in any right, remedy or security of any Lender or any September Notes Lender as against the Company or other Subsidiary Guarantors or any other Person, whether in connection with this Section 10, any of the other Loan Documents or otherwise. If any amount shall be paid to any Subsidiary Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Lenders and the September Notes Lenders and shall forthwith be paid to, as applicable, any Lender or any September Notes Lender to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

(j)	Subordination.

(i)	All payments on account of all Indebtedness, liabilities and other obligations of the Company to any Subsidiary Guarantor, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined (the “Subsidiary Guarantor Subordinated Indebtedness”) shall be subject, subordinate and junior in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full in Cash or Cash Equivalents of the Guaranteed Obligations. As long as any of the Guaranteed Obligations (other than unasserted contingent indemnification obligations) shall remain outstanding and unpaid, each Subsidiary Guarantor shall not accept or receive any payment or distribution by or on behalf of the Company or any other Subsidiary Guarantor, directly or indirectly, or assets of the Company or any other Subsidiary Guarantor, of any kind or character, whether in cash, property or securities, including on account of the purchase, redemption or other acquisition of Subsidiary Guarantor Subordinated Indebtedness, as a result of any collection, sale or other disposition of collateral, or by setoff, exchange or in any other manner, for or on account of the Subsidiary Guarantor Subordinated Indebtedness (“Subsidiary Guarantor Subordinated Indebtedness Payments”), except that, so long as an Event of Default does not then exist, any Subsidiary Guarantor shall be entitled to accept and receive payments on its Subsidiary Guarantor Subordinated Indebtedness, in accordance with past business practices of such Subsidiary Guarantor and Company (or any other applicable Subsidiary Guarantor) and not in contravention of any law or the terms of the Loan Documents.

(ii)	If any Subsidiary Guarantor Subordinated Indebtedness Payments shall be received in contravention of this Section 10, such Subsidiary Guarantor Subordinated Indebtedness Payments shall be held in trust for the benefit of, as applicable, any Lender or any September Notes Lender and shall be paid over or delivered to the Lender for application to the payment in full in Cash or Cash Equivalents of all Guaranteed Obligations remaining unpaid to the extent necessary to give effect to this Section 10 after giving effect to any concurrent payments or distributions to, as applicable, any Lender or any September Notes Lender in respect of the Guaranteed Obligations.

(k)	Continuing Guaranty. This guaranty is a continuing guaranty and agreement of subordination and shall continue in effect and be binding upon each Subsidiary Guarantor until payment and performance in full of the Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time under successive transactions, and each Subsidiary Guarantor expressly acknowledges that this guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist. This guaranty shall continue in effect and be binding upon each Subsidiary Guarantor until actual receipt by, as applicable, any Lender or any September Notes Lender of written notice from such Subsidiary Guarantor of its intention to discontinue this guaranty as to future transactions (which notice shall not be effective until noon on the day that is five Business Days following such receipt); provided, that no revocation or termination of this guaranty shall affect in any way any rights of any Lender and/or any September Notes Lender hereunder with respect to any Guaranteed Obligations arising or outstanding on the date of receipt of such notice, including any subsequent continuation, extension, or renewal thereof, or change in the terms or conditions thereof, or any Guaranteed Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of such Lender or such September Notes Lender in existence as of the date of such revocation (collectively, “Existing Guaranteed Obligations”), and the sole effect of such notice shall be to exclude from this guaranty Guaranteed Obligations thereafter arising which are unconnected to any Existing Guaranteed Obligations.

(l)	Reinstatement. This guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Guaranteed Obligations by or on behalf of the Company (or receipt of any proceeds of collateral) shall be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to the Company, its estate, trustee, receiver or any other Person (including under any Bankruptcy Law), or must otherwise be restored by any Lender or any September Notes Lender, whether as a result of proceedings under any bankruptcy law or otherwise. All losses, damages, costs and expenses that any Lender or any September Notes Lender may suffer or incur as a result of any voided or otherwise set aside payments shall be specifically covered by the indemnity in favor of any Lender or any September Notes Lender contained in Section 10.

(m)	Substantial Benefits. The Loan provided to or for the benefit of the Company hereunder by the Lenders and the September Notes Lenders has been and is to be used for the benefit of the Company and each Subsidiary Guarantor and their respective Subsidiaries. It is the position, intent and expectation of the parties that the Company and each Subsidiary Guarantor have derived and will derive significant and substantial benefits from the Loan made or to be made available by the Lenders under the Loan Documents and by the September Notes Lenders. Each Subsidiary Guarantor has received at least “reasonably equivalent value” (as such phrase is used in Section 548 of the Bankruptcy Code and in comparable provisions of other applicable Laws) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations. Immediately prior to and after and giving effect to the incurrence of each Subsidiary Guarantor’s obligations under this guaranty, such Subsidiary Guarantor will be solvent and will not be subject to any Insolvency Proceedings.

(n)	KNOWING AND EXPLICIT WAIVERS.

(i)	EACH SUBSIDIARY GUARANTOR ACKNOWLEDGES THAT IT EITHER HAS OBTAINED THE ADVICE OF LEGAL COUNSEL OR HAS HAD THE OPPORTUNITY TO OBTAIN SUCH ADVICE IN CONNECTION WITH THE TERMS AND PROVISIONS OF THIS SECTION 10. EACH SUBSIDIARY GUARANTOR ACKNOWLEDGES AND AGREES THAT EACH OF THE WAIVERS AND CONSENTS SET FORTH HEREIN IS MADE WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND CONSEQUENCES, THAT ALL SUCH WAIVERS AND CONSENTS HEREIN ARE EXPLICIT AND KNOWING AND THAT EACH SUBSIDIARY GUARANTOR EXPECTS SUCH WAIVERS AND CONSENTS TO BE FULLY ENFORCEABLE.

(ii)	If, while any Subsidiary Guarantor Subordinated Indebtedness is outstanding, any proceeding under any Bankruptcy Law is commenced by or against the Company or its property, each Lender and each September Notes Lender is hereby irrevocably authorized and empowered (in the name of such Company or in the name of any Subsidiary Guarantor or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of all Subsidiary Guarantor Subordinated Indebtedness and give acquittances therefor and to file claims and proofs of claim and take such other action (including voting the Subsidiary Guarantor Subordinated Indebtedness) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Lenders or the September Notes Lenders; and each Subsidiary Guarantor shall promptly take such action any Lender or any September Notes Lender may reasonably request: (A) to collect the Subsidiary Guarantor Subordinated Indebtedness for the account of such Company and any Subsidiary Guarantor and to file appropriate claims or proofs of claim in respect of the Subsidiary Guarantor Subordinated Indebtedness; (B) to execute and deliver to any Lender or any September Notes Lender such powers of attorney, assignments and other instruments as it may request to enable it to enforce any and all claims with respect to the Subsidiary Guarantor Subordinated Indebtedness; and (C) to collect and receive any and all Subsidiary Guarantor Subordinated Indebtedness Payments.

(o)	Any payment on account of an amount that is payable hereunder or under any other Loan Document must be made in United States Dollars.

11. Remedies.

(a)	General. Upon and during the continuance of any one or more Events of Default, (i) the each Lender and each September Notes Lender may, at its option, accelerate and demand payment of all or any part of the Collective Obligations and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 3(a)(iii) or 3(a)(iv) of the respective promissory note, all of the Collective Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) each Lender and each September Notes Lender may, at its option, sign and file in any Loan Party’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Collective Obligations, and in furtherance thereof, each Loan Party hereby grants each Lender and each September Notes Lender an irrevocable power of attorney coupled with an interest, and (iii) the Lenders may notify any of the Loan Parties’ account debtors to make payment directly to the Lenders and each September Notes Lender, compromise the amount of any such account on such Loan Party’s behalf and endorse the Lenders’ and each September Notes Lender's name without recourse on any such payment for deposit directly to the Lenders’ and/or the September Notes Lender’s account(s). Subject to the Future Intercreditor Agreement (after entered into), the Lenders and the September Notes Lenders may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All of the Lenders’ and the September Notes Lenders’ rights and remedies shall be cumulative and not exclusive.

(b)	Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, each Lender and each September Notes Lender may, subject to the Future Intercreditor Agreement (after entered into), at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as the Lenders and the September Notes Lenders may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. The Loan Parties agree that any such public or private sale may occur upon ten calendar days' prior written notice to the Loan Parties. The Lenders and each September Notes Lender may, subject to the Future Intercreditor Agreement (after entered into), require the Loan Parties to assemble the Collateral and make it available to the Lenders and each September Notes Lender at a place designated by the Lenders or each September Notes Lender that is reasonably convenient to the Lenders, each September Notes Lender and the Borrowers. Any action to exercise any remedies or enforce any rights, liens, or security interests may be taken by Schottenfeld Opportunities Fund II, L.P. on behalf of itself as a Lender, on behalf of itself as a September Lender, on behalf of other Lenders, and on behalf of the other September Notes Lenders. Subject to the Future Intercreditor Agreement (after entered into), the proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by the Lenders and the September Notes Lenders in the following order of priorities:

(i)	First, to the Lenders and the September Notes Lenders, pari passu, in an amount equal the then unpaid amount of the Collective Obligations (including principal, interest, and any Default interest payable), in such order and priority as the Lenders may choose in its sole discretion; and

(ii)	Finally, after the full, final, and indefeasible payment in Cash of all of the Collective Obligations, to any creditor holding a junior Lien on the Collateral, or to such Loan Party or its representatives or as a court of competent jurisdiction may direct.

The Lenders and the September Notes Lenders shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

(c)	No Waiver. The Lenders and September Notes Lenders shall be under no obligation to marshal any of the Collateral for the benefit of any Loan Party or any other Person, and the Loan Parties expressly waive all rights, if any, to the Lenders and the September Notes Lenders to marshal any Collateral.

(d)	Cumulative Remedies. The rights, powers and remedies of the Lenders and the September Notes Lenders hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of the Lenders and the September Notes Lenders.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

COMPANY:
AMYRIS, INC.
By:	/s/ Kathleen Valiasek_________
Name:	Kathleen Valiasek
Title:	Chief Business Officer

SUBSIDIARY GUARANTORS:

AMYRIS CLEAN BEAUTY, INC.
By:	/s/ John Melo______________
Name:	John Melo
Title:	Chief Executive Officer

AMYRIS FUELS, LLC
By:	/s/ Kathleen Valiasek_________
Name:	Kathleen Valiasek
Title:	Chief Financial Officer

AB TECHNOLOGIES LLC
By:	/s/ Kathleen Valiasek_________
Name:	Kathleen Valiasek
Title:	Vice-President

LENDERS:
SCHOTTENFELD OPPORTUNITIES FUND II, L.P.
By:	/s/ Richard Schottenfeld_____
Name:	Richard Schottenfeld
Title:	Manager

PHASE FIVE PARTNERS, LP
By:	/s/ Richard Schottenfeld_____
Name:	Richard Schottenfeld
Title:	Manager

Annex I

	Purchase Price for Note	Initial Principal Balance of Note
Schottenfeld Opportunities Fund II, L.P.	$7,220,000.00	$7,600,000.00
Phase Five Partners, LP	$237,500.00	$250,000.00
TOTAL	$7,457,500.00	$7,850,000.00

EXHIBIT A

FORM OF NOTE

AMYRIS, INC.

PROMISSORY NOTE

$[__________]	Issuance date: November [__], 2019

Amyris, Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to [____________], or registered assigns (the “Holder”), the principal sum of [_________] Dollars ($[_______]), or such lesser amount as shall then equal the outstanding principal amount hereunder, on the earlier of (the “Maturity Date”) (i) the closing date of the Significant Financing or (ii) January 15, 2020, and to pay interest thereon, from the date of this Note, or from the most recent date to which interest has been paid on this Note, at the rate of twelve percent (12.0%) per annum (calculated on a simple interest basis) until the full repayment or other satisfaction of this Note.

Payment of the principal of this Note shall be made upon the surrender of this Note to the Company at its chief executive office (or such other office within the United States as shall be designated by the Company to the holder hereof) (the “Designated Office”) on the Maturity Date or such earlier date in accordance with the terms of this Note. All amounts payable in cash with respect to this Note shall be made by wire transfer to the holder, provided that if the holder shall not have furnished wire instructions in writing to the Company no later than the business day immediately prior to the date on which the Company makes such payment, such payment may be made by U.S. dollar check mailed to the address of the holder as such address shall appear in the Company register. Notwithstanding anything contained herein or in any common stock purchase warrant issued by the Company to the Holder and outstanding as of the date hereof (each, a “Warrant”) to the contrary, the Holder shall be permitted, upon written notice to the Company, to pay the exercise price for any shares of the Company’s common stock, par value $0.0001 per share, issuable upon the exercise of any Warrant (the “Warrant Shares”) by surrendering to the Company all, or any portion, of this Note and all or such portion of the outstanding amount under this Note, as applicable, shall be cancelled in exchange for the payment of the exercise price for such Warrant Shares and, if the Holder surrenders less than all of this Note, the Company shall promptly thereafter issue to the Holder a new promissory note for the remaining amount under this Note.

This Note was issued pursuant to the Credit and Security Agreement, dated as of November [__], 2019 (as amended from time to time, the “Agreement”), by and between the Company, the subsidiaries of the Company from time to time party thereto as Guarantors, and the Lenders party thereto (including, without limitation, the initial Holder of this Note) and is subject to provisions of the Agreement. Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Agreement.

1.  Redemption.  This Note is subject to redemption, in whole or from time to time in part (in any amount that is an integral multiple of $1,000), upon not less than five (5) days’ prior written notice in the manner provided in Section 4(b) hereof, at the election of the Company, at a redemption price of 100% of the amount hereof, together with accrued and unpaid interest to, but excluding, the redemption date.

2.  Certain Covenants. Until the Obligations hereunder are paid or otherwise satisfied in full:

(a)	The Company will maintain or cause to be maintained its corporate or other organizational existence and good standing in its jurisdiction of incorporation and maintain its qualification in each jurisdiction where the failure to so qualify would reasonably be expected to have a Material Adverse Effect.

(b)	The Company will comply with all applicable statutes, regulation and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, other than those the noncompliance with which would not have, and which would not reasonably be expected to have, a Material Adverse Effect.

(c)	The Company will cause the proceeds of the loans evidenced under this Note to be used solely (a) as working capital and (b) to fund the Company’s general business requirements, and not for personal, family or household purposes.

(d)	The Company will execute any further instruments and take any further action as the Holder reasonably requests to effect the purposes of this Note or the Agreement.

3.  Events of Default.

(a)	“Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i)	default in the payment of any amount upon this Note when it becomes due and payable;

(ii)	any default under Section 6(a) or 6(d) of the Agreement;

(iii)	default in the performance, or breach, of any covenant of the Company herein (other than a default in the performance or breach of which is specifically dealt with elsewhere in this Section 3(a)) and continuance of such default or breach for a period of 10 days;

(iv)	the commencement against the Company of an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated bankrupt or insolvent and such case or proceeding is not dismissed or stayed within 45 days;

(v)	the commencement by the Company of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by the Company to the entry of a decree or order for relief in respect of the Company in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against either the Company, or the filing by either the Company of a petition or answer or consent seeking reorganization or similar relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or the making by either the Company of an assignment for the benefit of creditors, or the admission by either the Company in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action;

(vi)	The Company or any Person acting for the Company makes any representation, warranty, or other statement now or later in this Note or the Agreement or in any writing delivered to the Holder or to induce the Holder in connection with this Note, the Agreement or any other document entered into in connection with this Note or the Agreement or to enter this Note, the Agreement or any other document entered into in connection with this Note or the Agreement, and such representation, warranty, or other statement is incorrect in any material respect when made;

(vii)	at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of fifty percent (50.0%) or more of the ordinary voting power for the election of directors of the Company (determined on a fully diluted basis);

(viii)	any portion of the Company’s assets are attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $10,000,000, or the Company is enjoined or in any way prevented by court order from conducting any part of its business and such judgment shall remain undischarged or unvacated, unbonded or unstayed for a period in excess of forty-five (45) days; or

(ix)	the Company and/or any Subsidiary, individually or in the aggregate, fails to pay, when due, or within any applicable grace period, any payment with respect to any Indebtedness in excess of $10,000,000 due to any third party (other than, with respect to unsecured Indebtedness only, payments contested by the Company and/or such Subsidiary (as the case may be) in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP) or is otherwise in breach or violation of any agreement for monies owed or owing in an amount in excess of $10,000,000, which breach or violation results in the acceleration of amounts due thereunder.

(b)	Upon the occurrence and during the continuance of an Event of Default, the Holder may (a) declare all Obligations hereunder immediately due and payable (but if an Event of Default described in Section 3(a)(iii) or 3(a)(iv) occurs all Obligations hereunder are immediately due and payable without any action by the Holder) and (b) exercise all rights and remedies available to the Holder under this Note, the Agreement or at law or equity. The Company will give the Holder notice, within five (5) business days of the occurrence thereof, of any Event of Default of which it is or becomes aware. Such notice shall be given in the manner provided in Section 4(b). Upon the occurrence and during the continuance of an Event of Default, but subject to the Future Intercreditor Agreement (after entered into) prior to the Maturity Date, the Lenders may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the Uniform Commercial Code and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All of the Lenders’ rights and remedies shall be cumulative and not exclusive.

(c)	Upon the occurrence of and during the continuation of any Event of Default, the interest rate applicable to the Obligations shall be automatically increased, without need for further action by the Holder, by five percent (5%) per annum (the “Default Rate”) with respect to the principal then outstanding and all other Obligations then outstanding (including, to the extent permitted by applicable law, all past due interest) (whether before or after any judgment and whether or not acceleration or demand for payment has been made). The Company acknowledges that the cost and expense to the Holder due to an Event of Default are difficult to ascertain and that the Default Rate is fair and reasonable compensation for this.

4.  Other.

(a)   No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times and places herein prescribed or to repay or otherwise satisfy this Note as herein provided.

(b)   The Company will give prompt written notice to the Holder of any change in the location of the Designated Office. Any notice to the Company or to the Holder shall be given in the manner set forth in the Agreement.

(c)   The transfer of this Note is registrable on the register maintained by the Company upon surrender of this Note for registration of transfer at the Designated Office, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the holder hereof or such holder’s attorney duly authorized in writing, and thereupon one or more new notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. Such securities are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. No service charge shall be made for any such registration of transfer, but the Company may require payment of a sum sufficient to recover any tax or other governmental charge payable in connection therewith. Prior to due presentation of this Note for registration of transfer, the Company and any agent of the Company may treat the Person in whose name this Note is registered as the owner thereof for all purposes, whether or not this Note be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

(d)   This Note shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflicts of law provisions of the State of New York.

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   IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

Dated: November [__], 2019

Amyris, Inc.
By:
Name:	Kathleen Valiasek
Title:	Chief Business Officer